Exhibit (p)(1)

DOCUMENT

TITLE: Combined Code of Ethics

FOR: ProShares

ProFunds

ProShare Advisors LLC

ProFund Advisors LLC

ProFunds Distributors, Inc.

DATED: September 16, 2015

AS REVISED: December 12, 2018

September 13, 2021

BOARD APPROVAL/REVIEW: Yes

Combined Code of Ethics 09-16-15 as revised 09-13-21

ProFunds

ProShares Trust

ProFund Advisors LLC

ProShare Advisors LLC

ProFunds Distributors, Inc.

Amended and Restated

CODE OF ETHICS

September 13, 2021

The following Combined Code of Ethics (the "Code") is adopted by ProFunds and ProShares Trust (each a "Trust" and jointly the "Trusts"), ProFund Advisors LLC and ProShare Advisors LLC (each an "Advisor" and jointly the "Advisors") and ProFunds Distributors, Inc. ("PDI"), (jointly the "Firm") pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act") and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the "Advisers Act") (unless specifically identified, Rule 17j-1 and Rule 204A-1 are collectively referred to as the "Rules"). The Advisors are investment advisors to registered investment companies and other persons or entities ("Clients").

This Code is designed to ensure that all acts, practices and courses of business engaged in by personnel of the Trusts, the Advisors and PDI reflect high standards of conduct and comply with the requirements of the federal securities laws. Please see the Chief Compliance Officer (the "CCO") should you have any questions about this Code. Other policies or forms may be incorporated into this Code by reference.

I.Definitions

Combined Code of Ethics 09-16-15 as revised 09-13-21

A."Access Person" means:

any Investment Personnel; or

any director/trustee, officer, active general partner, managing member or employee of the Trusts, the Advisors or PDI (or of any company in a control relationship to the Trusts, the Advisors or PDI) who, in connection with his or her regular functions or duties, makes, participates in, obtains or has access to information regarding the purchase or sale of Covered Securities (as defined in this Code) by the Trusts whose functions relate to or provide access to the making of any recommendations with respect to such purchases or sales; or

any natural person in a control relationship to the Trusts, the Advisors or PDI who obtains information concerning recommendations made to the Trusts or Clients with regard to the purchase or sale of Covered Securities by the Trusts or Client; or

any Supervised Person with access to non-public information regarding any Clients' purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund the Advisors or their control affiliates manage.

B."Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") in determining whether a person is subject to the provisions of Section 16 of the Exchange Act and the rules and regulations there under.

C."Control" shall have the same meaning as that set forth in Section 2(a) (9) of the 1940 Act. Section 2(a) (9) provides that "control" generally means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

D."Covered Officers" means any person serving as a named officer of any of the Trusts.

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E."Covered Security" shall include any "security" as set forth in Section 2(a) (36) of the 1940 Act, subject to any modifications set forth in this Section I.E. of the Code. For avoidance of doubt, "Covered Security" shall include futures contracts on securities indices, options on such futures contracts, shares of exchange-traded funds and corporate bonds or debentures. The term "Covered Security" shall not include (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares of registered open-end investment companies other than exchange-traded funds, investment companies advised or sub-advised by any of the Advisors, or investment companies whose investment advisor or principal underwriter is in a control relationship to any of the Advisors;

(iv)such other securities as may be excepted under the provisions of the Rules.

F."Family/Household" shall include (1) the Supervised Person's spouse or domestic partner (unless they do not live in the same household as the person and the person does not contribute in any way to their support); (2) the Supervised Person's children under the age of 18; (3) the Supervised Person's children who are 18 or older (unless they do not live in the same household as the person and the person does not contribute in any way to their support); (4) any of the following people who live in the person's household: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships, foster children and such custodial relationships.

G.An "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

H."Investment Personnel" means: (1) any employees, officers and directors of the Trusts, the Advisors, and the Trusts' principal underwriters (or of any company in a control relationship to the Trusts, the Advisors or the Trusts' principal underwriters)

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who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities by the Trusts; and (2) any natural person who controls the Trusts, the Advisors or PDI and who obtains information concerning recommendations made to the Trusts regarding the purchase or sale of securities by the Trusts.

I. A "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

J. "Purchase or sale of a security" for purposes of this Code and each report the Chief Compliance Officer designates as necessary to ascertain whether compliance with the Code has been met or other Appendix hereto includes, among other things, the writing of an option to purchase or sell a security.

K. A "Security held or to be acquired" means: (1) any Covered Security which, within the most recent 15 days: (a) is or has been held by the Trust or a Client under the direction of the Advisors; or (b) is being considered by the Trusts, the Advisors or PDI for purchase or sale; and (2) any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security described in Section (E) of the Code above.

L. "Service Providers" means Citi Fund Services Ohio, Inc., Fidelity National Information Systems ("FIS"), Foreside Financial Group, LLC, J.P. Morgan Investor Services Co., SEI Investments Distribution Co., SEI Investments Company.

M."Supervised Person" means: (1) any officer, director (or other person occupying a similar status or performing similar functions), or employee of the Advisors; (2) any other person who provides investment advice on behalf of the Advisors and is subject to the supervision and control of the Advisors; or (3) any person affiliated with PDI as a Registered Representative (a "PDI Registered Representative").

II.Legal Requirement

The federal securities laws make it unlawful for any affiliated person of the Trusts, the Advisors or PDI in connection

Combined Code of Ethics 09-16-15 as revised 09-13-21

with the purchase or sale, directly or indirectly, by such person of a Covered Security held or to be acquired by the Trusts or Clients:

To employ any device, scheme or artifice to defraud the Trusts or Clients;

To make to the Trusts or Clients any untrue statement of a material fact or omit to state to the Trusts or Clients a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Trusts or Clients; or

To engage in any manipulative practice with respect to the Trusts or Clients.

In order to assure compliance with these restrictions, each of the Trusts, the Advisors and PDI adopts and agrees to be governed by the provisions contained in this Code.

III. General Principles and Standards of Business Conduct

As an investment advisor, the Advisors owe a fiduciary duty to the Trusts and Clients. In relation to the Trust and Clients, a fiduciary is required to act in good faith, make full and fair disclosure of material facts relating to conflicts of interests, and employ care to avoid making misleading statements.

The following standards of business conduct shall govern personal investment activities and the interpretation and administration of the Code:

A. The interests of Trust shareholders and Clients must be placed first at all times;

B. All personal securities transactions must be conducted consistently with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility;

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C. All persons who acknowledge receipt of the Code should not create or trade on the basis of rumors that could materially affect the price of any security.

D. All persons who acknowledge receipt of the Code should not take inappropriate advantage of their positions; and

E. All persons who acknowledge receipt of the Code must comply with applicable federal securities laws.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield an individual from liability for personal trading or other conduct that violates a fiduciary duty to the Trusts' shareholders or advisory Clients.

IV. Substantive Restrictions

A. Restricted lists. From time to time, the Chief Compliance Officer may publish a list of restricted securities. No Access Person may purchase or sell, or modify any prior order to purchase or sell, or place a limit order for the purchase or sale of any security on the restricted list.

B. Short-Term Trading Restriction. Access Persons are prohibited from engaging in a purchase and sale, or a sale and purchase, of the same Covered Securities (or any closely related security such as an option or a related convertible or exchangeable security or another security from the same issuer) within two (2) business days determined from the most recent purchase or sale. Access Persons may purchase or sell an option on a Covered Security position to hedge existing holdings within the two day period. If exercised, the purchase date of the underlying option is considered to be the purchase date of the security. Access Persons who are independent members of the Board of Trustees but who are not interested persons of the Trusts or the Advisors as defined in the 1940 Act, or employees whose accounts are exempt under Section IV.F of the Code, are not subject to the Short-Term Trading Restriction as long as they do not have knowledge of trading activities conducted by the Advisors.

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C. Use of Material Non-Public Information. All Supervised Persons are required to comply with the Insider Trading Policy, as designated by the Chief Compliance Officer, when trading securities for their personal accounts. If any Supervised Person possesses material non-public information regarding an entity, its securities, or the market for such entity's securities, such Supervised Person generally may not:

•trade in that entity's securities, including options, puts, calls or other derivative securities,

•direct others to trade on his or her behalf,

•disclose the information or suggests trades to another individual.

In addition, any transactions found to be in violation of the Insider Trading Policy (or the Code of Ethics, if

applicable) will be canceled and appropriate punitive action will be taken.

No Supervised Person may buy or sell fund shares while in possession of material, non-public information, including information concerning upcoming dividend payments or capital gains distributions. Note that out of an abundance of caution, the Advisors have adopted a blackout period for Access Persons with respect to sales of our funds, for two business days prior to the published dividend ex-date of any Fund. The dividend ex-date for all Funds may be found on the Funds' web site and Access Persons have the responsibility to monitor their trading activity to avoid selling shares during the blackout period.

D.Initial Public Offerings and Limited Offerings.

No Access Person may acquire any direct or indirect Beneficial Ownership in any securities in an Initial Public Offering ("IPO") or in a Limited Offering unless the Chief Compliance Officer has authorized the transaction in advance.

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Any Access Person who has been authorized to acquire securities in an IPO or in a Limited Offering must disclose his or her interest if he or she is involved in the Trusts' Advisors' or PDI's consideration of an investment in such issuer. Any decision to acquire such issuer's securities on behalf of the Trusts or Clients shall be subject to review by Access Persons with no personal interest in the issuer.

E.Bitcoin and Bitcoin Derivatives

All Access Persons must obtain pre-approval from the Chief Compliance Officer or his designee prior to purchasing or selling any direct or indirect Beneficial Ownership in Bitcoin or any derivative product tied to Bitcoin, such as, but not limited to Bitcoin futures, as well as any mutual fund or exchange traded product that purchases or sells Bitcoin or any product tied to Bitcoin.

F.Service on Boards. Investment Personnel shall not serve on the board of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the Chief Compliance Officer following the receipt of a written request for such approval. In the event such a request is approved, procedures shall be developed to avoid potential conflicts of interest.

G.Exemptions. The restrictions of Section IV of the Code shall not apply to the following transactions unless the Chief Compliance Officer determines that such transactions violate other provisions of the federal securities laws:

•Reinvestments of dividends pursuant to a plan;

•Transactions in instruments that are excepted from the definition of Covered Security in this Code of Ethics;

•Transactions in which direct or indirect Beneficial Ownership is not acquired or disposed of;

•Transactions in accounts as to which an Access Person has no investment control;

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•Transactions in accounts held at transfer agents or employee stock purchase accounts from previous employers or spousal employee stock purchase plans;

H.Discretionary Accounts. Transactions in accounts of an Access Person for which investment discretion is not maintained by an Access Person but is granted to any of the following that are unaffiliated with the Trusts, the Advisors or PDI: a registered broker-dealer, registered investment adviser or other investment manager acting in a fiduciary capacity, provided the following conditions are satisfied:

•The terms of the account agreement (the "Agreement")

must be in writing and furnished to the Chief Compliance Officer prior to any transactions;

•Any amendment to the Agreement must be furnished to the Chief Compliance Officer prior to its effective date;

•The exemption shall not be available for a transaction or class of transactions which is suggested or directed by an Access Person or as to which an Access Person acquires material non-public ("insider") information.

•Access Persons shall agree to the Code of Ethics Access Person Discretionary Account Monitoring Policy as designed by the Chief Compliance Officer.

V.Procedures

A.Reporting. In order to provide each of the Trusts, the Advisors or PDI with information to enable it to determine with reasonable assurance whether the provisions of the Code are being observed by its Access Persons, each Access Person of the Trusts, the Advisors and PDI shall periodically submit reports in a format designed for the purpose, or through electronic feed when available, to the Chief Compliance Officer (or his or her delegate)

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Each Access Person authorizes the Advisors, the Trusts and PDI to provide such necessary private information to third party vendors, and, to open and maintain data feeds of brokerage account information into automated systems to allow the Firm to monitor compliance with the Code. Additionally, each PDI Registered Representative shall submit information in a format the Chief Compliance Officer designates as necessary to ascertain whether compliance with the Code has been met to the Chief Compliance Officer (or his or her delegate), unless such persons report substantially similar information pursuant to a separate code of ethics.

(1)Initial Holdings Report. Every Access Person, other than a trustee of the Trusts who is not an "interested person" within the meaning of the 1940 Act, or an employee whose accounts are considered exempt under Section IV.F. of the Code, shall submit to the Chief Compliance Officer (or his or her delegate), no later than 10 calendar days after that person becomes an Access Person, information (which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person) in a format required by the Chief Compliance Officer

(2)Quarterly Transactions Report. Every Access Person, other than a trustee of the Trusts who is not an "interested person" within the meaning of the 1940 Act and who had no direct or indirect influence or control over transactions of the Trusts, or an employee whose accounts are considered exempt under Section IV.F. of the Code, shall report to the Chief Compliance Officer (or his or her delegate) no later than 30 days after the end of each calendar quarter information in a format the Chief Compliance Officer designates as necessary to ascertain whether compliance with the Code has been met.

(a)The report will include any transactions during the quarter involving any Covered Securities in which the Access Person (or any members of the Access Person's Family/Household) has any direct or indirect Beneficial Ownership

(b)The report will list any account established by the

Access Person (or any members of the Access Person's Family/Household) in which any Covered Securities were held for

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the direct or indirect benefit of the Access Person (or any members of the Access Person's Family/Household) during the quarter

(c)A trustee who is not an "interested person" of the Trusts within the meaning of the 1940 Act shall not be required to submit the Quarterly Transactions Reports required above with respect to a transaction in a Covered Security unless he or she knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known, that during the 15-day period immediately before or after the date of the transaction, such Covered Security was purchased or sold by the Trusts, or was being considered for purchase or sale by the Trusts, the Advisors or PDI for purchase or sale by the Trusts. No report is required if the trustee had no direct or indirect influence or control over the transaction. No annual acknowledgement form for the Code is required to be made.

(d)No Quarterly Transaction Report need be made if information contained in broker trade confirmations or periodic account statements timely received by the Trusts, the Advisors or PDI includes all of the information that would be required in a Quarterly Transaction Report in accordance with the instructions on such Form. If electronic reporting services are not available, an Access Person, with respect to a brokerage account in which such Access Person has any beneficial interest, may arrange for the broker to mail directly to the Chief Compliance Officer at the same time they are mailed or furnished to such Access Person (a) duplicate copies of the broker's trade confirmation covering each transaction in securities in such account, or (b) copies of periodic statements with respect to the account. The Access Person may be required to verify the accuracy of data received through electronic reporting services from time to time.

(3)Annual Holdings Report. Every Access Person, other than a trustee of the Trusts who is not an "interested person" within the meaning of the 1940 Act, must report to the Chief Compliance Officer (or his or her delegate) on an annual basis, within 45 days after the end of each calendar year, information (which information must be current as of a date no more than 45 days prior to the date the person submits the report) in a format

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the Chief Compliance Officer designates as necessary to ascertain whether compliance with the Code has been met.

(4)PDI Registered Representatives Securities Account Report. Every PDI Registered Representative must report to the Chief Compliance Officer (or his or her delegate) within 30 days of opening a new securities account, pursuant to FINRA Rule 3050, information in a format the CCO designates as necessary to ascertain whether compliance with the Code has been met. In addition, each Registered Representative of PDI who is not an Access Person must complete The PDI Registered Representatives Securities Account Report as an annual report within 45 days after the end of each calendar year.

VI. Administration of Code

A.Generally. The Trusts, Advisors and PDI must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

B.Adoption and Approval of the Code. The Board of Trustees, including a majority of trustees who are not "interested persons" under the 1940 Act, must approve this Code and any material changes to this Code, based upon a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Section II of the Code.

C.Notification; Annual Certification.

Each Access Person and Supervised Person, other than a Trustee of the Trusts who is not an "interested person" within the meaning of the 1940 Act, shall be provided with a copy of this Code and any material amendments hereto. The Chief Compliance Officer shall additionally notify each Access Person and PDI Registered Representative required to make reports pursuant to Section V. of the Code that such Access Person or PDI Registered Representative is subject to reporting requirements.

Each Access Person or Supervised Person must provide the Chief Compliance Officer or other designated compliance personnel with the Annual Certificate of Compliance, as acknowledgment of his or her receipt of this Code and any amendments, in a format

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the Chief Compliance Officer designates as necessary to ascertain whether compliance with the Code has been met, that such Access Person or Supervised Person has received a copy of the Code and any material amendments hereto, is aware of his or her obligations under the Code, has complied with and will continue to comply with, the Code and, in the case of Access Persons and PDI Registered Representatives (as applicable), with the Code's reporting requirements.

D.Review and Reporting.

The Chief Compliance Officer (or his or her delegate) shall review the reports and certifications submitted by Access Persons and Supervised Persons for compliance with the requirements of this Code.

Any Access Person or Supervised Person who is or becomes aware of any violation of the Code must promptly report any such violation to the Chief Compliance Officer. The Chief Compliance Officer must report such violations to the applicable Trusts' or Client's board if the Client is a registered investment company.

If the Chief Compliance Officer (or his or her delegate) determines that a violation of this Code may have occurred, before making a final determination that a material violation has been committed by an individual, the Chief Compliance Officer (or his or her delegate) may give such person an opportunity to supply additional information regarding the matter in question.

E.Enforcement.

If the Chief Compliance Officer (or his or her delegate) determines that a material violation of this Code has occurred, he or she shall report the violation to the applicable Trust's board. The Chief Compliance Officer and/or the General Counsel shall take action, as they consider appropriate, including the recommendation to impose any sanctions they consider appropriate including termination of employment.

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Any profits derived from securities transactions in violation of paragraphs IV.A–IV.D. of the Code, shall be forfeited and paid to a charity selected by the Trusts, the Advisors or PDI.

No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself.

F.Reporting to the Trusts' Boards. At least annually, the Chief Compliance Officer shall furnish to each Trusts' Board of Trustees, for their consideration, a written report that:

(1)Describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(2)Certifies that the Trusts, the Advisors and PDI have adopted procedures reasonably necessary to prevent their Access Persons and Supervised Persons from violating this Code.

VII. Records

Each of the Trusts, the Advisors and PDI shall maintain records at its principal place of business in the manner and to the extent set forth below and as described in Rule 17j-1(f), which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission, FINRA or any other body with appropriate jurisdiction, at any time and from time to time for reasonable periodic, special, or other examination.

•A copy of this Code and any other code of ethics which is, or at any time within the past five years was in effect shall be preserved in an easily accessible place;

•A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years

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following the end of the fiscal year in which the violation occurs;

•A copy of each report made pursuant to this Code by an Access Person, including any information provided in lieu of reports, shall be preserved by the Trusts, the Advisors and PDI for a period of not less than five years from the end of the fiscal year in which it is made or the information provided, the first two years in an easily accessible place;

•A list of all persons who are, or within the past five years have been required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

•A copy of each report to the Board shall be preserved by the Trusts, the Advisors and PDI for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

•The Trusts, the Advisors and PDI shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of securities under Section IV.D. of the Code for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

VIII. Confidentiality

All reports of securities transactions and any other information filed with the Trusts, the Advisors or PDI pursuant to the Code, shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission, FINRA or any other body with appropriate jurisdiction.

IX. Amendment: Interpretation of Provisions

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The Trustees may from time to time amend the Code or adopt such interpretations for the Code as they deem appropriate.

X.Incorporation of Other Service Providers' Codes of Ethics

The Codes of Ethics of the Service Providers are incorporated as Attachments by reference into the Code to the extent applicable to the relevant Covered Officers.